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                                                                     SEC FILE NUMBER
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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

                                                Commission File Number
                                                                       ---------
(Check One):

[ ] Form 10-K                  [ ] Form 20-F            [ ] Form 11-K

[X] Form 10-Q                  [ ] Form N-SAR


For Period Ended:                    March 31, 2001
                  --------------------------------------------------------------

[ ] Transition Report on Form 10-K

[ ] Transition Report on Form 20-F

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q

[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                 -----------------------------------------------

    Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                        ----------------------

------------------------------------------------------------------------------

                                     PART I
                             REGISTRANT INFORMATION


    Full name of registrant           LecStar Corporation
                            --------------------------------------------------
    Former name if applicable         Corzon, Inc.
                              ------------------------------------------------

------------------------------------------------------------------------------

    Address of principal executive office (Street and number)
                                                              ----------------
                    4501 Circle 75 Parkway, Building D-4210
------------------------------------------------------------------------------

    City, state and zip code     Atlanta, Georgia 30339-3025
                             -------------------------------------------------

                                    PART II
                            RULES 12b-25(b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof,
[X] will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date (see attached); and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    12b25-1

                                    PART III
                                   NARRATIVE

    State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)


    Although the management of LecStar Corporation has been working diligently to complete all the required information for its quarterly report on Form 10-Q for the quarter ended March 31, 2001, and a substantial part of such information has been completed as of this date, management does not believe the Form 10-Q can be completed on or before the May 15, 2001, prescribed due date due to the difficulty in gathering all pertinent information to complete such quarterly report in a timely manner.


                                    PART IV
                               OTHER INFORMATION

    (1) Name and telephone number of person to contact in regard to this notification.

  W. Dale Smith                                (404)              659-9500
--------------------------------------------------------------------------------
     (Name)                                 (Area Code)       (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                             [X] Yes      [ ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             [X] Yes      [ ] No
     LecStar Corporation anticipates a change in the results of operation from the corresponding period for the last fiscal year due to the recent acquisition of LecStar Communications Corp.

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     A reasonable estimate cannot be provided because LecStar's independent auditors have not yet completed their financial reports regarding the post-merger operations of LecStar Corporation

                              LecStar Corporation
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   May 15, 2001           By:      /s/ W. Dale Smith, President
      ------------------------     ---------------------------------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

    Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).


                                    12b25-2